Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated February 27, 2026, with respect to the financial statements of Source Agriventures Inc. (the “Company”) as at December 31, 2025 and for each of the years in the two year period ended December 31, 2025 in the Registration Statement Form S-11 of the Company for the year ended December 31, 2025, as filed with the United States Securities and Exchange Commission (“SEC”).

We also consent to the reference to our firm under the heading “Experts” in the Form S-11.

/s/ MNP LLP

Chartered Professional Accountants

Vancouver, Canada

September 28, 2026